Reg. S-K

Item 601

Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-229396 on Form S-3 and Registration Statement Nos. 333-225027, 333-224221, 333-215556, 333-53046, 333-64284, 333-70609, 333-74312, 333-75612, 333-101662, 333-164961, 333-164959, 333-164958, 333-111614, 333-179855, 333-194948, 333-203130, and 333-232424 on Form S-8 of our reports dated February 27, 2021, relating to the consolidated financial statements and financial statement schedule of Berkshire Hathaway Inc. and subsidiaries, and the effectiveness of Berkshire Hathaway Inc.’s internal control over financial reporting appearing in the Annual Report on Form 10-K of Berkshire Hathaway Inc. for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP

Omaha, Nebraska
February 27, 2021